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                                   EXHIBIT 15
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       COPY OF LETTER FROM INDEPENDENT ACCOUNTANTS' REGARDING UNAUDITED INTERIM
                              FINANCIAL INFORMATION


Rite Aid Corporation
Camp Hill, Pennsylvania

Ladies and Gentlemen:

       Re:   Registration Statements No. 333-08071; No. 333-21207: No. 333-39699

       With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated June 30, 1998 related to our review of interim financial information.

       Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG PEAT MARWICK LLP

Harrisburg, Pennsylvania
June 30, 1998